Exhibit 2.1

Contribution Agreement

This CONTRIBUTION Agreement (this “Agreement”), effective as of March 14, 2023, is made by and among Zhan Jue Cheng Limited, a British Virgin Islands company, Zhang Caixia Limited, a British Virgin Islands company (collectively, the “Contributors”) and Tancheng Group Co., Ltd., a Nevada corporation (the “Company”).

WHEREAS, the Contributors are existing stockholders of the Company who, collectively, own 3,500,000 shares of common stock, $0.01 par value per share, of the Company, representing approximately 79.9% of the total voting power of the issued and outstanding capital stock of the Company;

WHEREAS, as of immediately prior to the time at which the consummation of the transactions contemplated by this Agreement occurs (such time, the “Effective Time”), the Contributors own one hundred percent (100%) of the issued and outstanding ordinary shares, par value $1 per share (the “Contributed Shares”) of Qiansui International Group Limited, a Cayman Islands exempted company (“Qiansui”); and

WHEREAS, the Contributors and the Company desire to enter into this Agreement pursuant to which the Contributors will contribute all of the Contributors’ right, title, and interest in and to the Contributed Shares to the Company (the “Contribution”), and the Company desires to accept the Contribution.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Contribution. On the terms and subject to the conditions set forth in this Agreement, the Contributors hereby contributes, transfers, assigns, conveys and delivers to the Company, and the Company does hereby acquire and accept from the Contributors, all of the Contributors’ right, title and interest in, to and under the Contributed Shares.

2.           Representations and Warranties. Each of the Contributors and the Company represents and warrants to the other as follows:

(a)           It is formed and validly existing under the laws of its jurisdiction of formation.

(b)           It has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. It has obtained all necessary company approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and shall constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3.            Further Assurances. The Contributors and the Company agree to (a) execute and deliver any and all documents and instruments of transfer, assignment, assumption or novation, (b) file any such documents and instruments with any governmental authorities as applicable, and (c) perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.

4.            Release.

(a)           Effective upon the Effective Time, the Contributors irrevocably and unconditionally release and forever discharge Qiansui and its affiliates and each of their respective equity holders, directors, officers, managers, members, employees, counsel, agents and representatives in their capacity as such, and each of their respective successors and assigns (the “Releasees”), from any liability arising out of or relating to (i) the ownership by the Contributors of any ownership interests (including the Contributed Shares) of Qiansui held by the Contributors; and (ii) the Contributors’ statuses as former shareholders of Qiansui (collectively, the “Released Claims”). In signing below, the Contributors expressly acknowledge and agree that, with respect to the Contributed Shares, (x) the Contributors have received all payments, compensation and benefits to which the Contributors have been entitled to receive from any of the Releasees through the date on which the Contributors sign this Agreement; and (y) the Contributors are not entitled to any other payments, compensation, wages, bonuses, or other sums from any Releasee relating to any period on or prior to the Effective Time.

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(b)           Further, the Contributors hereby irrevocably covenant to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee based upon any Released Claim. The Contributors represents to the Releasees that it has not assigned or transferred or purported to assign or transfer to any person all or any part of, or any interest in, any Released Claim.

(c)           The Contributors understand and hereby agree that the release under this Section 4 with respect to the Released Claims shall remain effective in all respects notwithstanding such additional or different facts and legal theories or the discovery of those additional or different facts or legal theories. Each of the Releasees that are not signatories hereto are expressly intended to be third-party beneficiaries hereunder.

5.            Entire Agreement. This Agreement constitutes the sole and entire agreement of the Contributors and the Company with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

6.            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.            No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

8.            Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.            Governing Law. This Agreement will be governed and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Nevada.

10.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. This Agreement may be executed and delivered by facsimile, electronic mail (including without limitation .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as of the date first above written.

CONTRIBUTORS:

Zhan Jue Cheng Limited

By:	/s/ Yu Yang
Name: Yu Yang
Title: Director

Zhang Caixia Limited

By:	/s/ Caixia Zhang
Name: Caixia Zhang
Title: Director

COMPANY:

Tancheng Group Co., Ltd.

By:	/s/ Yu Yang
Name: Yu Yang
Title: Chief Executive Officer

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